Exhibit 99.1

DATE: May 31, 2013

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Shareholder Dividend Increase

Lancaster, PA. Eastern Insurance Holdings, Inc. (NASDAQ: EIHI) (“EIHI”) announced today that its board of directors declared a $0.11 per share quarterly cash dividend on its issued and outstanding shares of common stock, an increase from $0.09 per share.

The dividend will be payable on June 28, 2013 to shareholders of record at the close of business on June 14, 2013. This is the twenty-sixth consecutive quarterly cash dividend that EIHI has declared since becoming a public company on June 16, 2006, and its third dividend increase.

“Today’s dividend increase reflects EIHI’s strong financial performance and our continued commitment to capital management,” said Michael L. Boguski, President and Chief Executive Officer of EIHI. “The decision to increase the dividend demonstrates our commitment to enhance total return for our shareholders.”

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation products and services and a segregated portfolio cell reinsurance business. EIHI has service offices in Pennsylvania, North Carolina, Indiana, Tennessee, Virginia and Mississippi. EIHI’s Web address is http://www.eihi.com.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Executive Vice President, Treasurer and Chief Financial Officer (717) 735-1660, kshook@eains.com